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Exhibit 99(a)(1)(iii)

        EMERGENT CAPITAL, INC.

OFFER TO EXCHANGE
any and all of its Outstanding $74,220,450 8.50% Senior Unsecured Convertible Notes due
2019 for its
$74,220,450 5.00% Senior Unsecured Convertible Notes due 2023
AND
THE SOLICITATION OF CONSENTS
AND
A RIGHTS OFFERING
to Subscribe for up to 40,000,000 Shares of Common Stock
CUSIP 452834AE4
CUSIP 29102NAB1 (PIK notes)

        THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 16, 2017, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS OF 8.5% SENIOR UNSECURED CONVERTIBLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

        To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Emergent Capital, Inc., a Florida corporation (the "Company") is making an offer to exchange any and all of its outstanding 8.5% Senior Unsecured Convertible Notes Due 2019 (the "Old Notes") for its newly issued 5% Senior Unsecured Convertible Notes Due 2023 (the "New Notes") and a right to subscribe in a rights offering (the "Rights Offering") for 500 shares of our $0.01 par value common stock (the "Common Stock" and such shares issuable in connection with the Rights Offering, the "Rights Offering Common Stock") at a price of $0.20 per share for each $1,000 principal amount of Old Notes tendered in the Exchange Offer, all of which upon the terms and subject to the conditions specified in the Offer to Exchange dated April 18, 2017 (the "Offer to Exchange"), and the related Letter of Transmittal and Consent (which together, as amended, supplemented or otherwise modified from time to time, collectively constitute the "Exchange Offer"). We are also soliciting consents (the "Consent Solicitation") from holders of Old Notes to amend the indenture governing the Old Notes (the "Old Notes Indenture") to eliminate substantially all of the restrictive covenants, eliminate certain events of default, eliminate the covenant restricting mergers and consolidations and modify certain provisions relating to defeasance contained in the Old Notes Indenture and the Old Notes (collectively, the "Proposed Amendments").

        In connection with the Exchange Offer and Consent Solicitation, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names.

        For forwarding to your clients, we are enclosing the following documents:

  1.
  Offer to Exchange, dated April 18, 2017;

  2.
  Letter of Transmittal and Consent, including a Substitute Form W-9, for your use and for the information of your clients;

  3.
  A form letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, to obtain such clients' instructions with regard to the Exchange Offer and Consent Solicitation;

  4.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

  5.
  Return envelope addressed to the Information and Exchange Agent (as defined below).

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 16, 2017, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE"). TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

        In order to accept the Exchange Offer and consent to the Proposed Amendments and to participate in the Rights Offering, a duly executed and properly completed Letter of Transmittal and Consent and any required signature guarantees, or an Agent's Message (as defined in the Offer to Exchange) in connection with a book-entry delivery of Old Notes, and any other required documents, must be received by the Information and Exchange Agent by 5:00 P.M., New York City time, on May 16, 2017. Guaranteed delivery procedures are not available in this Exchange Offer and Consent Solicitation.

        The Company will not pay any fees or commissions to any broker, dealer or other person (although it will pay the fees and expenses of U.S. Bank, National Association (the "Information and Exchange Agent")) for soliciting tenders of Old Notes pursuant to the Exchange Offer. The Company will, however, upon request, reimburse brokers, dealers, banks and trust companies for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its exchange of Old Notes pursuant to the Exchange Offer, subject to Instruction 6 of the Letter of Transmittal and Consent.

        Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information and Exchange Agent at the address and telephone numbers set forth on the back cover of the Offer to Exchange.

Sincerely,

EMERGENT CAPITAL, INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY OR THE INFORMATION AND EXCHANGE AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER NOT CONTAINED IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL AND CONSENT.

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  Exhibit 99(a)(1)(iii)